Exhibit 23.3

DEGOLYER AND MACNAUGHTON

500 I SPRING VALLEY ROAD

SUITE 800 EAST

DALLAS, TEXAS 75244

April 27, 2012

Dune Energy, Inc.

Two Shell Plaza

777 Walker Street, Suite 2300

Houston, Texas 77002

Ladies and Gentlemen:

We hereby consent to the inclusion of our Letter Report dated March 21, 2012, as exhibit 99.1 to the Company’s Registration Statement on Form S-l. We further consent to the inclusion of information from our “Appraisal Report as of June 30, 2011 on Certain Properties owned by Dune Energy Inc.”, in the sections “ Business and Properties -Natural Gas and Oil Reserves”, “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations-Estimated proved oil and gas reserves”, and “Note-Supplemental Oil and Gas Information (Unaudited)-Reserves”.

We also hereby consent to all references to our firm included in the Company’s Registration Statement on Form S-l.

Very truly yours,

DeGOLYER and MacNAUGHTON

Texas Registered Engineering Firm F-716